Exhibit 23.2

Independent Auditors’ Consent

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2 (Amendment No. 1) and related Prospectus of Dwango North America Corp. and subsidiary (the “Company”) and to the inclusion of our report on our audit of the financial statements of the Company for the year ended December 31, 2003, dated April 9, 2004.

/s/ Eisner LLP

New York, New York

April 29, 2004